Exhibit 99.1

PATHEON ANNOUNCES A CHANGE TO ITS MANAGEMENT STRUCTURE

TORONTO (November 1, 2011) – Patheon Inc. (TSX: PTI), a leading provider of contract development and manufacturing services to the global pharmaceutical industry, announced today that Eric Evans, Patheon’s Executive Vice President and Chief Financial Officer, has resigned from the company.

“Mr. Evans has helped to guide the creation and development of a company strategy which is aimed at continuing our focus on customer service, quality, scientific excellence and a commitment toward improving both top line and bottom line growth. The Board and I thank Eric for his considerable contributions to Patheon and wish him every success in the future” stated Jim Mullen, CEO of Patheon.

Mullen continued, “Patheon is already seeing progress towards execution of its new company strategy announced in September with specific focus on efforts to further enhance capacity and look at costs. We have commenced a search for our new CFO.”

Until a new CFO has been appointed, Mr. Evan’s duties will be managed by Patheon’s existing finance and operations teams.

About Patheon

Patheon Inc. (TSX: PTI) is a leading global provider of contract development and manufacturing services to the global pharmaceutical industry. The company provides the highest quality products and services to approximately 300 of the world’s leading pharmaceutical and biotechnology companies. Its services range from preclinical development through commercial manufacturing of a full array of dosage forms including parenteral, solid, semi-solid and liquid forms. The company’s integrated development and manufacturing network of 10 facilities, nine development centers and one clinical trial packaging facility across North America and Europe, ensures that customer products can be launched with confidence anywhere in the world.

Contact:

Wendy Wilson

Investor Relations and Corporate Communications

Tel: 919-226-3313

wendy.wilson@patheon.com